Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2021, relating to the consolidated financial statements and financial statement schedule of Wisconsin Public Service Corporation appearing in the Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

May 28, 2021